Exhibit 10.12

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BOWNE

Certificate of Accuracy

This is to certify that the translation described below is, to the best of our knowledge and belief, a true and accurate rendition of the original document.

Job Number: **20060131**

Job Name: **Wachtell, Lipton, Rosen & Katz**

Job Description: **CONTRATO DE COORDINACION Y GARANTIAS No.1581 1/10/07**

Language from: **Spanish** into: **English**

Date: January 10, 2007

Paul M. Martinez
Paul Martinez
Project Coordinator

STATE OF NEW YORK, COUNTY OF KINGS

Subscribed and sworn to before me this date of January 10, 2007

Notary Public

Albert Castro

ALBERT CASTRO
Notary Public, State of New York
No. 01CA6067878
Qualified in Kings County
Commission Expires 12-17-2009

A Member of the International Family of Bowne Companies

In Madrid, on December 21, 2006

COORDINATION AND GUARANTEES AGREEMENT

In connection with financing for the maximum amount of €5,678,261,513.32

BY AND BETWEEN

ACCIONA, S.A. As Shareholder

FINANZAS DOS, S.A. As Borrower

and

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. THE ROYAL BANK OF SCOTLAND, PLC BANCA IMI S.P.A. BNP PARIBAS BRANCH LOCATED IN SPAIN	BANCO SANTANDER CENTRAL HISPANO, S.A. NATEXIS BANQUES POPULAIRES, BRANCH LOCATED IN SPAIN CALYON, BRANCH LOCATED IN SPAIN

As Lenders and Suppliers of the Interest Rate Hedge Agreements

and BANCO SANTANDER CENTRAL HISPANO, S.A. As Agent

(Legal and Tax Consultants)

COORDINATION AND GUARANTEES AGREEMENT

In Madrid, on December 21, 2006

THERE APPEAR AND PARTICIPATE

For one party,

  Mr. Juan Gallardo Cruces, being of legal age, with National Identity Document (NID) No. 691.950-H and Mr. José Ángel Tejero Santos, being of legal age, with NID No. 52.570.589-H, in the name and on behalf of FINANZAS DOS, S.A. (hereinafter the “Borrower”), with domicile in Madrid, Calle Juan de Mena, number 8, and Tax Identification Code number A- 80062755, duly authorized to execute this agreement by virtue of a power of attorney executed before Madrid Notary Mr. Manuel Rodríguez Marín on December 20, 2006, under order number 4,000 of his notary record book.

For another party,

  Mr. Valentín Francisco Montoya Moya, being of legal age, with NID No. 50.539.787-R and Mr. Juan Gallardo Cruces, being of legal age, with NID No. 691.950-H, for and on behalf of ACCIONA, S.A. (hereinafter “ACCIONA” or the “Shareholder”), with domicile in Alcobendas (Madrid), Avenida de Europa, number 18 and Tax Identification Code number A- 08001851, duly authorized to execute this agreement by virtue of a power of attorney executed before Madrid Notary Mr. Manuel Rodríguez Marín on October 26, 1998 under order number 2,911 of his notary record book.

And for another party,

  Mr. Manuel Pérez Peral, being of legal age, with NID No. 27.300.295-P and Mr. Ignacio Domínguez-Adame Bozzano, being of legal age, with NID No. 1.391.826-M, for and on behalf of BANCO SANTANDER CENTRAL HISPANO, S.A. (hereinafter “SAN”, or the “Agent”), with domicile in Santander, Paseo de Pereda, numbers 9 to 12 and Tax Identification Code number A-39000013, duly authorized to execute this agreement by virtue of a power of attorney executed before the Notary of the Illustrious Association of Burgos, Mr. José María de Prada Díez, on March 1, 2002 under order number 574 of his notary record book.

  Mr. Jose Maria Arana Arbide, being of legal age, with NID No. 15.940.550-D and Mr. Francisco Javier Sierra Sopranis, being of legal age, with NID No. 42.090.468-P, in the name and on behalf of THE ROYAL BANK OF SCOTLAND, PLC (hereinafter

  “RBS”), with domicile at 36 St. Andrew Square, Edinburgh EH2 2YB, Scotland, duly registered in the Commercial Registry of Scotland under number 90312, duly authorized to grant this agreement in virtue of powers of attorney granted, respectively, before the Notary of Madrid Mr. Antonio de la Esperanza Rodriguez, on September 19, 2006, under serial number 5,388 of his protocol.
  Mr. José Gefaell Chamochin, being of legal age, with NID No. 36.045.004-W, and Mr. José Serrano-Suñer de Hoyos, being of legal age, with NID No. 7.240.457-B, for and on behalf of BNP PARIBAS, Branch located in Spain (hereinafter “BNP”), with domicile in Madrid, Calle Ribera del Loira, number 28 and Tax Identification Code number A-0011117-I, duly authorized to execute this agreement by virtue of powers of attorney executed, respectively, before Madrid Notary Mr. Miguel Ruiz Gallardón García de la Rasilla, on February 10, 2005, under order number 963 of his notary record book, and before the same Notary, on July 12, 2006, under order number 5,797 of his record book.
  Mr. Rolando Menor Aguilera, being of legal age, with NID No. 50.820.688-A, and Mr. Javier Álvarez-Rendueles Villar, being of legal age, with NID No. 7.230.899-K, for and on behalf of CALYON, Branch located in Spain (hereinafter “CALYON”), with domicile in Madrid, Paseo de la Castellana, number 1 and Tax Identification Code number A-0011043-G, duly authorized to execute this agreement by virtue of powers of attorney executed, respectively, before Madrid Notary Mr. José Manuel García-Lozano Zulueta, on July 28, 2004 under order number 951 of his notary record book, and before the same Notary on April 18, 2005 under order number 359 of his notary record book

  Mr. Fernando Vázquez de la Puerta, being of legal age, with NID No. 401.727-D and Mr. Juan Gortázar Sánchez-Torres, being of legal age, with NID No. 50.838.339-J, for and on behalf of BANCO BILBAO VIZCAYA ARGENTARIA, S.A. (hereinafter “BBVA”), with domicile in Bilbao, Plaza de San Nicolás, number 4 and Tax Identification Code number A-48265169, duly authorized to execute this agreement by virtue of powers of attorney executed, respectively, before Bilbao Notary Mr. José María Arriola Arana on March 17, 2003 under order number 418 of his notary record book, and before Bilbao Notary Mr. José Ignacio Uranga Otaegui on June 6, 2000 under order number 2,174 of his notary record book.
  Mr. José Guardo Galdón, being of legal age, with NID No. 18.965.340-D, for and on behalf of BANCA IMI S.P.A. (hereinafter “IMI”), with domicile in Milan (Italy), Corso Matteotti, number 6, and registered in the registry of companies with number 01988810154, duly authorized to execute this agreement by virtue of a power of attorney executed before Milan Notary Mrs. Mónica de Paoli on December 21, 2006 under order number [ ] of her notary record book.

  Mr. Ricardo Teissiere Carrión, being of legal age, with NID No. 00698785-E and Mr. José Luís Sánchez García, being of legal age, with NID No. 4612737-Z, for and on behalf of NATEXIS BANQUES POPULAIRES, Branch located in Spain (hereinafter “NATEXIS”), with domicile at Paseo de Recoletos 7-9 and Tax Identification Code number N-0013055I, duly authorized to execute this agreement by virtue of powers of attorney executed, respectively, before Madrid Notary Mr. Pablo de la Esperanza Rodríguez, on April 19, 2006 under order number 1,693 of his notary record book, and before Madrid Notary Mr. Antonio de la Esperanza Rodríguez, on September 20, 2001 under order number 4,060 of his notary record book.

Hereinafter, and notwithstanding that which is stipulated herein below, SAN, RBS, BNP, CALYON, BBVA, IMI, and NATEXIS will collectively be called the “Lenders.”

All of the above parties hereafter will also collectively be called the “Parties.”

The Parties agree to formalize this coordination and guarantees agreement, and for that purpose.

THEY MANIFEST AND DECLARE

I.	That the Borrower is a Spanish corporation, duly registered in the Commercial Registry of its corporate domicile, the identity information of which is listed in the introductory section of this record.

II.	On September 25, 2006, the Borrower, a company wholly-owned by ACCIONA, S.A. (hereinafter “ACCIONA”), purchased 10% of the shares representing the capital stock of Endesa, S.A., (hereinafter “ENDESA”), and subsequently up to an approximate percentage of 20%, that is, 211,750,424 shares (hereinafter “ENDESA's Shares”) admitted for listing on the securities exchanges and represented through a book entry in the Registration Management Company, Securities Clearing and Settlement Service, S.A. (“IBERCLEAR”).

III.	Acting with ACCIONA's financial support, the Borrower initially financed payment of the price of the purchase described by using a short-term line of credit signed on September 26, 2006 with Banco Santander Central Hispano, S.A. (hereinafter “SAN” or the “Agent”) for the amount of THREE BILLION FOUR HUNDRED SEVENTY-FIVE MILLION EUROS (€3,475,000,000) with a due date on February 28, 2007, which was novated on November 15, 2006 (the “Bridge Loan”), and it is interested in paying off part of the debt arising out of the Bridge Loan.

IV.	For that purpose, the Lenders have agreed to grant to the Borrower on this date a financing agreement for the amount of FIVE BILLION SIX HUNDRED SEVENTY-EIGHT MILLION TWO HUNDRED SIXTY-ONE THOUSAND FIVE HUNDRED THIRTEEN AND THIRTY-TWO HUNDREDTHS EUROS (€5,678,261,513.32) (the “Financing Agreement”).

V.	Simultaneously, at the execution of this agreement and the Financing Agreement, the Borrower has signed with SAN, RBS, CALYON, NATEXIS, IMI, BNP and BBVA several Financial Operation Master Agreements (Contratos Marco de Operaciones Financieras - CMOF), which regulate the terms and conditions of the interest rate risk hedge of the Financing Agreements (hereinafter the “Interest Rate Hedge Agreements”).

VI.	That notwithstanding the Borrower's personal and unlimited financial liability, the latter is willing to guarantee fulfillment of all its obligations under the financing described in the above representation IV above and the hedge derivatives mentioned in the above representation V.

VII.	That, pursuant to the above, the Guaranteed Creditors, the Borrower and the Shareholder have agreed on the terms and conditions that will govern the guarantees to be provided in order to secure the obligations mentioned in the above representations IV and V, for which reason the Parties agree to sign this agreement (hereinafter the “Agreement” or the “Coordination and Guarantees Agreement”), which will be governed by the following.

STIPULATIONS

1.	DEFINITIONS

In the present Agreement, when used in either the singular or plural, the terms in title case will have the meaning set forth in the Financing Agreement or any other Financing Document unless such terms appear defined in the present Agreement or another meaning is expressly given to them in the present Agreement.

Additionally, in the present Agreement, the following terms in title case will have the following meanings:

“Majority of the Guaranteed Creditors” at all times the set of Guaranteed Creditors whose share of the amounts owed by the Borrower under the Guaranteed Obligations is at all times more than 50 percent. For purposes of determining this calculation, the Financing Agreement and the Interest Rate Hedge Agreements will be observed. With respect to the latter, only the amounts actually owed will be taken into account.

“Derivative Suppliers” SAN, RBS, CALYON, BBVA, BNP, IMI and NATEXIS in their capacity of the Borrower’s counterparties to the Interest Rate Hedge Agreements.

2.	LIST OF GUARANTEES

2.1	Guarantees provided by the Borrower

The Borrower guarantees fulfillment of all payment obligations assumed under the Financing Agreement in the broadest terms, including repayment of the unamortized principal, regular and default interest, fees, taxes, expenses for which the Borrower is responsible, legal costs and any other obligations assumed by the Borrower (hereinafter the “Guaranteed Financing Obligations”) by providing the following guarantees:

(a) A pledge of ENDESA's Shares belonging to the Borrower.

(b) A pledge of the credit rights held by the Borrower under the Interest Rate Hedge Agreements.

Likewise, the Borrower guarantees fulfillment of all payment obligations assumed under the Interest Rate Hedge Agreements in the broadest terms, including making any regular payments, any payments due to their early termination, and reimbursement of default interest and fees, taxes, expenses for which the Borrower is responsible, legal costs and any other obligations assumed by the Borrower (hereinafter the “Guaranteed Hedge Obligations”) by pledging the remainder resulting from enforcement of the guarantees described in the above paragraph (a).

The Guaranteed Financing Obligations and the Guaranteed Hedge Obligations will collectively be called the “Guaranteed Obligations.”

Finally, the Borrower guarantees fulfillment of the Guaranteed Obligations by providing the following guarantees:

(i)	A pledge of the balance of the Credit Account in the Checking Account.

(ii)	A pledge of the balance of the Main Account.

(iii)	A pledge of the credit rights held by the Borrower under ACCIONA's Support Agreement.

The provision of the guarantees in question notwithstanding the Borrower's universal financial liability in case of total or partial breach of the Guaranteed Obligations in accordance with Article 1911 of the Civil Code.

All the Parties agree that the new guarantees in connection with the Guaranteed Obligations must be executed subject to the stipulations of the present Agreement.

2.2	Guarantees provided by the Shareholder

To guarantee the Guaranteed Financing Obligations, the Shareholder pledges all of the Borrower' shares, subject to the terms and conditions set forth in Stipulation 8.

Likewise, to guarantee the Guaranteed Hedge Obligations, the Shareholder pledges the remainder resulting from enforcement of the guarantee described in the preceding paragraph.

Hereinafter, the pledges provided by the Shareholder together with all the guarantees described in the above Stipulation 2.1 will collectively be called the “Guarantees,” and any of them individually will be called a “Guarantee.”).

2.3	Acceptance by the Guaranteed Creditors

The Guaranteed Creditors expressly accept all the Guarantees provided in their favor in virtue of the present agreement.

2.4	Representations of the Borrower and the Shareholder

The Guaranteed Creditors execute the Financing Agreement and the Interest Rate Hedge Agreements in consideration, among other things, of the following representations made by the Shareholder and the Borrower, who recognize and accept the essential nature of these representations for the Guaranteed Creditors and that will be tacitly understood renewed on the date on which a provision is made and on each day of start of an Interest Period of any of the Guaranteed Obligations:

a)	the Borrower and the Shareholder are validly existing companies in accordance with the laws of Spain; they have the capacity to act in order to fulfill all the rights and obligations under the present Agreement; and their corporate purpose allows them to complete this legal act;

b)	the Borrower and the Shareholder have adopted all decisions and obtained all administrative, corporate or other authorizations necessary to execute and fulfill the present Agreement, so that the obligations undertaken hereunder are valid, binding and demandable;

c)	neither execution of the present Agreement nor fulfillment of any of the stipulations therein contained violates or will violate or constitutes or will constitute a breach, nor do they cause or will they cause overstepping or breach of any limitation, obligation or prohibition on the Borrower or the Shareholder or on the powers of the representatives imposed or that is contained in (i) any law, regulation or administrative resolution or judicial decision, through which the Borrower or the Shareholder or any other assets are bound or earmarked, (ii) any document or regulation containing or establishing the rules of incorporation of the Borrower or of the Shareholder, or (iii) any contract, agreement or other instrument to which the Borrower or Shareholder is a party or that makes any of their assets subject to attachment;

d)	The Shareholder holds one hundred percent (100%) of the Borrower's Shares, and at the date of the present Agreement, they are free of charges and encumbrances;

e)	The Borrower holds approximately 20% of ENDESA's capital stock, and at the date of the present Agreement, ENDESA's Shares are free of charges and encumbrances;

3.	PLEDGE OF ENDESA'S SHARES

To guarantee the Guaranteed Financing Obligations, in accordance with the provisions of the Civil Code, the Borrower pledges ENDESA's Shares, subject to the following terms and conditions.

The Parties agree to submit the pledge to the legal provisions contemplated in Royal Decree-Law 5/2005 dated March 11, with urgent amendments to boost productivity and improve public contracting (hereinafter “RD 5/2005”) whenever applicable.

3.1	Provision of the pledge

	3.1.1	Verification of full ownership of the Shares. For purposes of what is set forth in Article 1857.2 of the Civil Code, the Borrower claims that it is the full owner of 211,750,424 ENDESA shares (hereinafter the “Shares” or “Endesa's Shares”), admitted for listing on the securities exchanges and represented through a book entry at Banco Santander Central Hispano, S.A. in its capacity of an entity having holdings in IBERCLEAR and deposited in account 0049 1500 07 4004845119 of Banco Santander Central Hispano, S.A.

The Borrower represents that, on the date of the present Agreement, the Shares are free of charges and encumbrances. In addition, the Borrower shows the certifying

Notary and hereby delivers to the Agent the certificate of legal capacity (hereinafter the “Certificate of Legal Capacity”) contemplated in Royal Decree 116/1992 from February 14 on representation of securities through book entries and set-off and settlement of stock market transactions (hereinafter “RD 116/1992”).

	3.1.2	Provision of the pledge in a public document. The execution of the present Agreement, raised to the category of a public document, makes the Pledge effective vis-à-vis third parties in accordance with Article 8.1 from RD 5/2005.

	3.1.3	Conveyance of possession. For purposes of validly providing the Pledge, in accordance with Article 8.1 from RD 5/2005, the contribution or conveyance of possession of the Shares in favor of the Lenders is carried out by way of registration of the pledge in the respective book entry.

For these purposes, the Parties hereby ask the Adhered Entity in charge of book registration of the Shares, Banco Santander Central Hispano, S.A., to record the provision of this pledge in the respective record of book entries. Likewise, once the pledge is recorded in the record of book entries, the Adhered Entity, Banco Santander Central Hispano, S.A., is asked to issue a certificate through a person having a sufficient power of attorney for that purpose, evidencing recording of the pledge of the Shares.

By virtue of the real right established in their favor, the Lenders accept and assume possession of the Shares pursuant to Article 1863 of the Civil Code in the manner contemplated in Article 10 of Law 24/1988 from July 28, of the Securities Market, and Article 13 from Royal Decree 116/1992.

3.2	Exercise of the rights inherent to the Shares

	3.2.1	Economic rights of the Shares. The economic rights of the Shares will belong to the Borrower, notwithstanding the antichresis provisions of the pledge in accordance with Stipulation 3.3.2 below.

	3.2.2	Political rights of the Shares. The political rights of the Shares will belong to the Borrower and will be exercised by the latter in a manner aimed at properly performing the Guaranteed Obligations.

3.3	Extension of the Pledge

	3.3.1	Extension of the pledge through actual subrogation. The pledge will be extended automatically to any shares, holdings, securities or other financial elements (including money) that the Shares are converted into under any expropriation, merger, transformation, spin-off, swap, reduction of capital or dissolution and liquidation of ENDESA.

In the event that while the Pledge is in effect, there is an increase in ENDESA's capital and the Borrower decides to waive its preferred subscription right, it must notify the Agent at least twenty Working Days in advance of the deadline to exercise the preferred subscription right. The Agent will be authorized to take all necessary steps on the Borrower's behalf to convey to third parties the respective subscription rights, by applying the price obtained upon the early amortization of Tranche A of the Financing.

	3.3.2	Antichresis nature of the pledge. The pledge will be extended to dividends and distributions that ENDESA distributes to the Borrower and, generally, to any other economic return obtained from the Shares.

Any amount distributed by ENDESA as dividends or amounts with a charge to dividends must be entered into the Main Account and may be applied by the Borrower as set forth in the Financing Agreement.

3.4	Limitations on disposal of the Shares

The Borrower may not sell, assign, swap, encumber or otherwise dispose of the Shares without the prior written consent of all the Lenders acting unanimously nor establish any right of option or restriction on their free transferability except as permitted under the Financing Documents.

Likewise, the Borrower may not transfer the Registry of the Shares to another participating entity authorized by IBERCLEAR other than Banco Santander Central Hispano, S.A. without the prior written consent of the Lenders. In that case, the Borrower must furnish the Agent with the certificate referred to in the above section 3.1.3, issued by the new entity. The expenses and commissions that must be satisfied in favor of Banco Santander Central Hispano, S.A. for keeping the Registry of the Shares (as long as such Shares continue to be pledged under the present Agreement) will be for the Borrower's account.

4.	PLEDGE OF THE BALANCE OF THE CREDIT ACCOUNT IN THE CHECKING ACCOUNT

To guarantee the Guaranteed Obligations, the Borrower pledges the positive balance existing at any time in the Credit Account in the Checking Account. Therefore, the pledge applies to the creditor balance of the Credit Account in the Checking Account.

4.1	Provision of the pledge

	4.1.1	Provision of the pledge. Notification to the Agent. In its capacity of party to the present Agreement and potential debtor of the credit rights that are the object of the pledge, the Agent is deemed notified of the provision of the pledge.

	4.1.2	Provision of the pledge vis-à-vis third parties. The execution of the present Agreement, raised to the category of a public document, makes the pledge effective vis-à-vis third parties, pursuant to Article 1865 of the Civil Code.

4.2	Right to dispose the balance of the Credit Account in the Checking Account

For purposes of what is set forth in Article 9.2 from RD 5/2005, the Parties agree to grant the Guaranteed Creditors the right to dispose the money that is the object of the financial guarantee, the amount of which is determined with the balance of the Credit Account in the Checking Account.

In accordance with the last part of Article 9.2 from RD 5/2005, on behalf of the Guaranteed Creditors, the Agent may avail itself of the money that is the object of the guarantee in order to apply its amount to performing all the Guaranteed Obligations. The Agent may avail itself of the money that is the object of the Guarantee to pay off the obligations in question when they are due, whether in whole or in part, and whether normally or early.

If there are several outstanding payment obligations on the same due date, the Agent will apply the balance of the Credit Account in the Checking Account to payment of the obligations referred to in the preceding paragraph, prorated according to the amounts of the obligations that are due on the same date.

5.	PLEDGE OF THE BALANCE OF THE MAIN ACCOUNT

To guarantee the Guaranteed Obligations, the Borrower pledges the positive balance existing at any time in the Main Account. Therefore, the pledge applies to the creditor balance of the Main Account.

5.1	Provision of the pledge

	5.1.1	Provision of the pledge. Notification to the Agent. In its capacity of party to the present Agreement and potential debtor of the credit rights that are the object of the pledge, the Agent is deemed notified of the provision of the pledge.

	5.1.2	Provision of the pledge vis-à-vis third parties. The execution of the present Agreement, raised to the category of a public document, makes the pledge effective vis-à-vis third parties, pursuant to Article 1865 of the Civil Code.

5.2	Right to dispose the balance of the Main Account

For purposes of what is set forth in Article 9.2 from RD 5/2005, the Parties agree to grant the Guaranteed Creditors the right to dispose the money that is the object of the financial guarantee, the amount of which is determined with the balance of the Main Account.

In accordance with the last part of Article 9.2 from RD 5/2005, on behalf of the Guaranteed Creditors, the Agent may avail itself of the money that is the object of the guarantee in order to apply its amount to performing all the Guaranteed Obligations. The Agent may avail itself of the money that is the object of the Guarantee to pay off the obligations in question when they are due, whether in whole or in part, and whether normally or early.

If there are several outstanding payment obligations on the same due date, the Agent will apply the balance of the Main Account to payment of the obligations referred to in the preceding paragraph, prorated according to the amounts of the obligations that are due on the same date.

6.	PLEDGE OVER THE CREDIT RIGHTS HELD BY THE BORROWER BY VIRTUE OF THE INTEREST RATE HEDGE AGREEMENTS

To guarantee the Guaranteed Financing Obligations, the Borrower pledges the credit rights that it may hold and that result in its favor from the Interest Rate Hedge Agreements when they are due normally or early.

6.1	Provision of the pledge

	6.1.1	Provision of the pledge. Notification to the Derivative Suppliers. In their capacity of a party to the present Agreement and potential debtor of the credit rights that are the object of the pledge, the Derivative Suppliers are deemed notified of the provision of the pledge.

	6.1.2	Provision of the pledge vis-à-vis third parties. The execution of the present Agreement, raised to the category of a public document, makes the pledge effective vis-à-vis third parties, pursuant to Article 1865 of the Civil Code.

6.2	Payment of the rights that are the object of the pledge

As a result of the pledge provided pursuant to this Stipulation, all credit rights that are the object of the guarantee must be paid into the Credit Account of the Checking Account.

6.3	Extension of the pledge

The pledge will be extended to all the civil fruits of the assigned rights in guarantee that are the object of the pledge, in particular to default interest and compensations that may accrue due to non-payment or late payment of such credits.

7.	PLEDGE OF THE CREDIT RIGHTS HELD BY THE DEBTOR UNDER ACCIONA’S SUPPORT AGREEMENT

To guarantee the Guaranteed Obligations, the Borrower pledges the credit rights that it holds as creditor and that arise in its favor under ACCIONA's Support Agreement.

7.1	Provision of the pledge

	7.1.1	Provision of the pledge. Notification to the assigned debtor. In its capacity of party to the present Agreement and as debtor of the credit rights assigned in guarantee that are the object of the pledge, ACCIONA is deemed notified of the provision of the pledge.

	7.1.2	Provision of the pledge vis-à-vis third parties. The execution of the present Agreement, raised to the category of a public document, makes the pledge effective vis-à-vis third parties, pursuant to Article 1865 of the Civil Code.

7.2	Payment of the credit rights assigned in guarantee that are the object of the pledge

As a result of the pledge provided pursuant to this Stipulation, all credit rights that are the object of the guarantee must be paid into the Credit Account of the Checking Account. Payment made to any other checking account or in any other way shall not be releasing forthe Shareholder.

7.3	Extension of the pledge

The pledge will be extended to all the civil fruits of the assigned rights in guarantee that are the object of the pledge, in particular to default interest and compensations that may accrue due to non-payment or late payment of such credits.

8.	PLEDGE ON THE DEBTOR'S SHARES

To guarantee the Guaranteed Financing Obligations, pursuant to the Civil Code, the Shareholder pledges the Borrower's shares subject to the terms and conditions set forth below.

The Parties agree to submit the pledge to the legal provisions contemplated in RD 5/2005 whenever applicable.

8.1	Provision of the pledge

	8.1.1	Verification of full ownership of the Shares. For purposes of what is set forth in Article 1857.2 of the Civil Code, the Shareholder represents that it is full owner of 3,800 nominative shares representing the Borrower's capital stock, with a par value of fifteen and eighty-two hundredths euros (€15.82) each. They represent one hundred percent (100%) of the shares (hereinafter the “Borrower's Shares”).

The Borrower's Shares are represented by 1 multiple title that represents share numbers 1 to 3,800, both inclusive (hereinafter the “Title”).

The Shareholder represents that, on the date of the present Agreement, the Borrower's Shares are free of charges and encumbrances.

	8.1.2	Execution of the pledge in a public document. The execution of the present Agreement, raised to the category of a public document, makes the Pledge effective vis-à-vis third parties.

	8.1.3	Contribution of the Borrower's Shares. For purposes of validly providing the Pledge, possession of the Borrower’s Shares in favor of the Lenders is contributed or conveyed through delivery of the Title to the Agent.

At the Shareholder's request, the certifying Notary hereby stamps a notarial notation on the Title indicating the provision of the pledge and that the same was delivered to the Agent for and on behalf of the Lenders.

The Agent receives the Title to its satisfaction and agrees to keep it in custody with proper diligence.

8.2	Exercise of the rights inherent to the Borrower's Shares

	8.2.1	Economic rights of the Borrower's Shares. The economic rights of the Borrower's Shares will belong to the Shareholder, notwithstanding the provisions of section 24.4.1 (v) of the Financing Agreement and notwithstanding the antichresis provisions of the pledge in accordance with Stipulation 8.3.2 below.

	8.2.2	Political rights of the Borrower's Shares. The political rights of the Borrower's Shares will belong to the Shareholder and will be exercised by the latter in a manner aimed at proper fulfillment of the Guaranteed Obligations.

8.3	Extension of the Pledge

	8.3.1	Extension of the pledge through actual subrogation. The pledge will be extended automatically to any shares, holdings, securities or other financial elements (including money) that the Borrower's Shares are converted into under any expropriation, merger, transformation, spin-off, swap, reduction of capital or dissolution and liquidation of the Borrower.

	8.3.2	Antichresis nature of the pledge. Notwithstanding the provisions of Stipulation 24.4.1 (v) of the Financing Agreement, the pledge will be extended to the dividends and distributions that the Borrower distributes to the Shareholder and, generally, to any other economic return obtained from the Borrower's Shares.

	8.3.3	Extension in case of an increase in the Borrower's capital. In case of an increase in the Borrower's capital through the issue of new shares, the pledge will automatically be extended to the new shares subscribed to by the Shareholder such that, at all times, one hundred percent (100%) of the Borrower's capital stock belonging to the Shareholders is pledged.

In case of an increase in the Borrower's capital through the issuance of new shares, the Shareholder agrees to subscribe to all the shares to which it is entitled.

8.3.4	Formalization of the extensions. Notwithstanding the automatic nature of the extensions indicated in this Stipulation 8.3, the Shareholder agrees to formalize the extensions resulting from the pledge if so requested by the Agent. In that case, the Shareholder must formalize the extensions according to terms similar to those set forth in the present Agreement.

By virtue of the present Agreement, the Shareholder unconditionally and irrevocably authorizes the Agent and grants it a sufficient power of attorney so that for and on behalf of the Shareholder, it will (i) carry out any prior actions that are necessary or appropriate to establish the extensions indicated in this Stipulation 8.3.4 (including, among others, the designation of the certifying Notary and the application and contribution of the necessary documentation to execute the pledge extension document), and (ii) execute, on the Shareholder’s behalf, the pledge extension. The power of attorney executed by the Shareholder in favor of the Agent expressly contemplates the possibility of self-hiring of the attorney-in-fact.

By virtue of the present Agreement, the Guaranteed Creditors agree to appear at any procedures when requested by the Agent for purposes of the provisions of this section.

8.3.5	Detriment to the pledge through the Shareholder's own acts. It will be deemed that the Shareholder has diminished the pledge through its own acts in cases in which the Shareholder has caused a reduction in the percentage of the capital stock represented by the Borrower's Shares or the loss of book value of the Borrower's Shares and, therefore, of the pledge. In particular, such diminishment will occur in the following cases:

	(i)	When the Shareholder votes in favor of an increase in the Borrower's capital stock through exclusion of the preferred right to subscribe to the new shares.

	(ii)	When the increase in the Borrower's capital stock has been decided on through the issuance of new shares and the Shareholder does not perform its obligation of subscribing to all the shares to which it is entitled.

	(iii)	When the Shareholder accepts the collection of money for dividends or other economic rights of the Borrower's Shares, breaching the provisions of Stipulation 24.4.1 of the Financing Agreement.

	(iv)	When the Shareholder accepts the collection of money for reimbursement of contributions due to a reduction in the Borrower's capital stock, without having entered such payments into a checking account previously pledged in favor of the Lenders.

	(v)	When the Shareholder breaches its obligation of executing the Pledge extension documents referred to in the above Stipulation 8.3.4, after having been requested to do so in writing by the Agent.

In the above cases, notwithstanding the claim for damages that may be applicable vis-à-vis the Shareholder for breach of its obligations, the Lenders may terminate the Financing Agreement early in accordance with Article 1129.3 of the Civil Code and Stipulation 27 of the Financing Agreement.

8.4	Limitations on disposal of the Borrower's Shares

The Shareholder will not dispose of the Borrower's Shares for any reason, full or limited, as set forth in Stipulation 24.3.2 of the Financing Agreement.

8.5	Appraisal of the Borrower's Shares

For purposes of execution of the pledge, the Borrower's Shares will be appraised at an amount equal to the value in euros of Endesa's Shares, calculated in relation to the simple average exchange rate for quotations of the aforementioned shares in the past thirty days according to a certificate issued by the Governing Company of the Madrid Exchange.

9.	PLEDGE OF THE REMAINDER OBTAINED FROM ENFORCEMENT OF THE PLEDGE OF SHARES

To guarantee the Guaranteed Hedge Obligations, the Shareholder creates a pledge over any amount as enforcement remainder that might result from the enforcement of the pledge of the Borrower's Shares.

9.1	Provision of the pledge.

The execution of this Agreement, raised to the category of a public document, makes the pledge effective vis-à-vis third parties, pursuant to Article 1865 of the Civil Code.

9.2	Payment of the rights that are the object of the pledge.

Because of the pledge provided pursuant to this Stipulation, all credit rights that are the object of the guarantee must be paid into the checking account designated by the Agent to ACCIONA for their application by the Agent to payment of the Guaranteed Hedge Obligations pursuant to the present Agreement.

10.	PLEDGE ON THE REMAINDER OBTAINED FROM ENFORCEMENT OF THE PLEDGE OF ENDESA'S SHARES

To guarantee the Guaranteed Hedge Obligations, the Shareholder creates a pledge over any amount as enforcement remainder that might result from the enforcement of the pledge of the ENDESA's Shares.

10.1	Provision of the pledge.

The execution of this Agreement, raised to the category of a public document, makes the pledge effective vis-à-vis third parties, pursuant to Article 1865 of the Civil Code.

10.2	Payment of the rights that are the object of the pledge.

Because of the pledge provided pursuant to this Stipulation, all credit rights that are the object of the guarantee must be paid into the Credit Account in the Checking Account for their application by the Agent to payment of the Guaranteed Hedge Obligations pursuant to the present Agreement.

11.	COMMON LEGAL PROVISIONS APPLICABLE TO THE GUARANTEES

11.1	In solidum nature of the Guarantees

The Guarantees are or will be provided in solidum and will be interchangeable, such that the Guaranteed Creditors, acting in the manner specified in Stipulation 12 of the present Agreement may, at their option, enforce any of them, in the order that they deem proper, alternatively, jointly or successively, and the start of the procedures to enforce one Guarantee will not limit or restrict the start of the procedures to enforce the other Guarantees.

11.2	Indivisibility of the Guarantees

	11.2.1	Indivisibility on the part of the Guaranteed Creditors. The Guaranteed Creditors are joint holders of the respective guarantees in proportion to their respective shares as creditors of the guaranteed obligations in each case. None of the Guaranteed Creditors may cancel or extinguish any of the Guarantees of which it is a beneficiary, neither in whole or proportionately, until all the obligations guaranteed by such guarantee have been fully fulfilled.

	11.2.2	Indivisibility on the part of the Borrower or the Shareholder. The Guarantees guarantee the fulfillment of the Guaranteed Obligations, and neither the Borrower nor the Shareholder will have the right to request the partial extinction of the Guarantees in case of partial performance of the Guaranteed Obligations. The Borrower and the Shareholder will only have the right to request the extinction of the Guarantees when the obligations guaranteed by the Guarantees have been fully satisfied.

11.3	Subsistence of the Guarantees

	11.3.1	Nullity or ineffectiveness of the Guaranteed Obligations. If any of the Guaranteed Obligations are declared ineffective or null and void, in whole or in part, by operation of the Law, the Guarantees established in the present Agreement will guarantee the full and timely performance by the Borrower of all pecuniary obligations to restore and reimburse demandable from the Borrower because of such nullity or ineffectiveness.

	11.3.2	Nullity or ineffectiveness of payment of the Guaranteed Obligations. The Parties agree that the Guarantees will remain fully in force, valid and effective if all the Guaranteed Obligations having been paid and such payment is afterwards declared null and void or ineffective within the framework of an insolvency procedure of the entity that made such payment (whether the Borrower, the Shareholder or any other entity with the consent of the Guaranteed Creditors) and such nullity was declared before execution by the Guaranteed Creditors of the documents canceling the Guarantees.

11.4	Assignment of legal rights and actions to the Guaranteed Creditors

As a result of the Guarantees provided in the previous stipulations, the Borrower and the Shareholder assign to the Guaranteed Creditors all legal rights and actions that they hold vis- à-vis third parties and that arise out of the credit rights that are the object of the Guarantees, the Shares or the Borrower's Shares, as the case may be.

By virtue of the above and the provisions of Article 1869 of the Civil Code, acting as set forth in Stipulation 12 below, the Guaranteed Creditors are irrevocably authorized by the Borrower and the Shareholder to perform the following actions with respect to the debtors of such credits:

(a) all actions that are deemed timely or proper, in the judgment of the Guaranteed Creditors, to maintain and/or preserve and/or defend the validity, effectiveness and demandability of the credit rights that are the object of the Guarantees, and

(b) all actions, steps and claims, judicial and extrajudicial, that are deemed timely or proper, in the judgment of the Guaranteed Creditors, for the collection or claim of the credit rights that are the object of the Guarantees, including the exercise of any legal action arising out of such credit rights.

Any of the aforementioned actions will be carried out after notification to the Borrower and/or the Shareholder at least five (5) Working Days in advance. The Borrower and the Shareholder agree to provide as much cooperation as is requested of them for such purpose by the Guaranteed Creditors.

12.	ENFORCEMENT OF THE PLEDGES OF THE BALANCES OF THE CREDIT ACCOUNT IN THE CHECKING ACCOUNT AND OF THE MAIN ACCOUNT

12.1	Requirements to enforce the pledges over the balances of the Credit Account in the Checking Account and of the Main Account

As set forth in Article 11.1 from RD 5/2005, the Parties agree in this Stipulation on the requirements that will allow enforcing the pledges over the balances of the Credit Account in the Checking Account and the Main Account (hereinafter the “Balances”).

12.1.1	Enforcement of the pledges over the Balances. The pledges over the Balances may be enforced if there is a total or partial breach of the Guaranteed Obligations or any of the cases for early termination set forth in Stipulation 27 of the Financing Agreement occur.

12.1.2	Absence of additional requirements. For enforcement of the pledges over the Balances, it will not be necessary to terminate the Financing Agreement or the Interest Rate Hedge Agreements early. The Agent will notify the Borrower of the enforcement within three (3) Working Days following the date thereof.

12.2	Authorization of the Guaranteed Creditors

By virtue of the present Agreement, all the Guaranteed Creditors authorize the Agent so that, on behalf of all the Guaranteed Creditors, it can enforce the pledges over the Balances and make use of such balance in accordance with Stipulations 4.2 and 5.2.

12.3	Enforcement of the pledges through set-off of balances

	12.3.1	Enforcement of the pledges over the Balances. The pledges over the balances in the Account will be enforced through set-off of the balances and their application to payment or performance of the outstanding payment obligations in accordance with the last part of Article 11.2 from RD 5/2005.

	12.3.2	Partial enforcement. Because of the lack of need to terminate the Finance Agreement and the Interest Rate Hedge Agreements early, the Parties agree that the pledges may be partially enforced through application of the balances existing at each time to payment of the outstanding obligations.

In accordance with the above, if there should be several unpaid Guaranteed Obligations and not all the Guaranteed Obligations have been terminated early, the Agent may apply the balance of the Credit Account in the Checking Account and the balance of the Main Account to payment of the Guaranteed Obligations, prorated according to the amounts of the Guaranteed Obligations that are due according to their regular schedule on the same date.

	12.3.3	Total enforcement. If all the Guaranteed Obligations have terminated early, the Agent will apply the balance of the Credit Account in the Checking Account and the Main Account as set forth in Stipulation 14 below.

13.	ENFORCEMENT OF THE REMAINING GUARANTEES

13.1	Requirements for enforcement of the remaining Guarantees

In order to enforce the remaining Guarantees (except for the pledges over the balances), there must be a total or partial breach of any of the Guaranteed Obligations or any of the Cases for Early Termination contemplated in Stipulation 27 of the Financing Agreement and a subsequent declaration of early termination of the Guaranteed Obligations must occur.

13.2	Power to enforce Guarantees and exercise of legal rights and actions assigned

13.2.1	Enforcement by the Majority of the Guaranteed Creditor. Except for the pledges over the balances, enforcement of the remaining Guarantees and exercise of the rights arising from the same will require the agreement of the Majority of the Guaranteed Creditors.

13.2.2	Exercise of assigned legal rights and actions. The exercise of any legal rights and actions that the Borrower and the Shareholder hold vis-à-vis third parties and that arise out of the Guarantees and that have been assigned by virtue of the above Stipulation 11.4 will not be considered an enforcement of the Guarantees and will therefore require only the agreement of the Majority of the Guaranteed Creditors.

Under this Agreement, all the Guaranteed Creditors authorize the Agent so that, on behalf of all the Guaranteed Creditors, it will carry out the actions and implement the decisions made by the Majority of the Guaranteed Creditors to preserve and/or protect the credit rights that are the object of the Guarantees, carry out acts to preserve them, make extrajudicial claims or demand payment of such credit rights.

13.2.3	Enforcement of Guarantees by the Agent (I): general procedure. Once the decision on the matter has been made by the Majority of the Guaranteed Creditors, the Agent will be the only entity empowered to pursue enforcement of the Guarantees in accordance with the terms and conditions of the present Agreement.

(i) In their capacity of Guaranteed Creditors, all the Lenders and Derivate Suppliers agree to grant in favor of the Agent the powers required by the Law of Civil Proceedings and other applicable legislation so that the Agent will act on their behalf in judicial procedures brought to enforce the Guarantees or to exercise legal actions arising out of the credit rights that are the object of the Guarantees, in accordance with the above Stipulation 11.4. Alternatively, the Guaranteed Creditors must appear in any proceedings requested of them by the Agent.

(ii) By virtue of the present Agreement, all the Lenders and Derivate Suppliers authorize and empower the Agent so that, on behalf of all the Guaranteed Creditors, it can issue the certification contemplated in Stipulations 13.3 and 13.9 below.

(iii) By virtue of the present Agreement, all the Lenders and Derivate Suppliers authorize and empower the Agent so that, on behalf of all the Guaranteed Creditors, it can issue the pertinent communications and documents related to enforcement of the Guarantees and execute any other document complementary or related to the present Agreement.

13.2.4	Enforcement of Guarantees by the Agent (II): Guarantee over the Shares and over the Borrower's Shares. By virtue of the present Agreement, at the Agent's request, all the Lenders and Derivate Suppliers agree to appear [before a notary] to execute a sufficient power of attorney to the Agent so that, on behalf of all the Guaranteed Creditors, it can enforce the pledge over the Shares and over the Borrower's Shares through appropriation of the Shares under RD 5/2005 or through the procedure of notarial execution contemplated in Article 1872 of the Civil Code, or, as applicable, in the case of ENDESA's Shares, in accordance with the provisions of Article 12 from RD 5/2005 or as stipulated in Article 322 of the Code of Commerce. Alternatively, the Guaranteed Creditors may appear at any proceeding that the Agent requires.

13.3	Settlement of the Amount of the Guaranteed Obligations: Liquidity Agreement

	13.3.1	Liquidity agreement. The Parties agree that the amount demandable in case the Guarantees are enforced will be the one resulting from the settlement made by the Agent on behalf of the Guaranteed Creditors in accordance with the provisions of this Stipulation.

	13.3.2	Settlement of the Amount of the Guaranteed Obligations. If the Financing Agreement is terminated early, the Borrower recognizes the validity and binding nature of the settlement of the outstanding amounts under the Financing Agreement carried out by the Agent in accordance with the provisions of Stipulation 29.1 of the Financing Agreement.

If the Financing Agreement and Interest Rate Hedge Agreements are terminated early, the Borrower will recognize the validity and binding nature of the settlement of the Guaranteed Obligations carried out according to the following rules:

(i) Within a maximum period of two (2) Working Days from the date of early termination of the Interest Rate Hedge Agreements, as set forth in the Interest Rate Hedge Agreements, the Derivate Suppliers must calculate the total unpaid amount for which the Borrower is responsible and notify the Agent of such amounts as well as of the items that make up such amount.

(ii) The Agent will calculate the total amount of the unpaid Guaranteed Obligations, adding to the unpaid amounts under the Financing Agreement the unpaid amounts under the Interest Rate Hedge Agreements. The Agent will also calculate the share of the Guaranteed Obligations held by each of the Guaranteed Creditors.

	13.3.3	Accounting of the amount of the Guaranteed Obligations. As from when the Agent becomes aware of the declaration of early termination of the Financing Agreement and the Interest Rate Hedge Agreements, it will open and keep in its accounting a global account that will be used to pay the total amount of the Guaranteed Obligations and those expenses, additional costs and other amounts that are for the Borrower's account. The Agent will deposit into it all the amounts received from the Borrower such that the balance of the account represents the amount owed by the Borrower at all times under the Guaranteed Obligations.

	13.3.4	Notification of the decision to enforce and the amount of the Guaranteed Obligations. In order to enforce the Guarantees (except for the pledges over the Balances), the Agent must previously send to the Borrower a certification indicating:

(i)	the existence of amounts owed under the Guaranteed Obligations and the decision to enforce adopted by the Majority of the Guaranteed Creditors, and

(ii)	the resulting balance of the settlement, that such balance matches with the one appearing in the account indicated in the above Stipulation 13.4.3 and that the settlement of the debt has been carried out in the manner stipulated in the present Agreement.

Such certification will be issued by the Agent on behalf of the Lenders and will have the effects contemplated in Articles 572.2 and 573 of the Law of Civil Proceedings.

13.3.5	Total or partial settlement, without waiver. The Agent's settlement may include all items of the Guaranteed Obligations or part thereof, as indicated in Article 573.3 of the Law of Civil Proceedings, and that will not mean any waiver whatsoever, in particular with respect to expenses and amounts owed by the Borrower.

13.3.6	Variable interest and parities. For the purposes indicated in Article 574 of the Law of Civil Proceedings, variable interest or parities will be calculated subject to the stipulations of the Financing Agreement and the respective Interest Rate Hedge Agreements.

13.3.7	Certification in an authentic document. Notification to the Borrower and/or the Shareholder. The certification issued by the Agent on behalf of the Guaranteed Creditors evidencing that the debtor balance matches withthe one appearing in the account indicated in Stipulation 13.3.3 and that the debt has been settled in the manner agreed to by the Parties to this Agreement will be incorporated into a Notarial Record or will be done before a Notary.

13.3.8	Compliance with legal requirements. In order to take legal actions for enforcement, in addition to the above, they must comply with the requirements set forth in Articles 572 et seq. of the Law of Civil Proceedings.

13.3.9	Objections by the Borrower and/or the Shareholder. Neither the Borrower nor the Shareholder may object to or challenge the settlement or calculations performed by the Agent under this stipulation except for the reasons contemplated in Articles 557 and 695 of the Law of Civil Proceedings.

13.4 Plurality and compatibility of the methods of enforcement

In order to take actions under the pledges, at their option, the Majority of the Guaranteed Creditors may choose to file any of the procedures to which they are legally entitled, whether for declaration or enforcement, including the extrajudicial notarial procedure contemplated in Article 1872 of the Civil Code or, as applicable, in the case of ENDESA's Shares, the procedure contemplated in Article 322 of the Code of Commerce, the procedures contemplated in RD 5/2005. Use of one method will not preclude their availing themselves of the rest of the methods as long as the Guaranteed Obligations have not been fully satisfied.

13.5	Legal costs and expenses incurred in order to enforce the Guarantees

All expenses, legal costs and fees arising out of or incurred because of the judicial or extrajudicial procedures related to this Agreement will be for the Borrower's account. Among others, they include the following:

(i) the amount of the judicial fee that the Guaranteed Creditors are forced to pay due to the above-mentioned procedures, and

(ii) expenses incurred due to any notarial act that is necessary with respect to the documents attached to the respective actions for enforcement, and

(iii) expenses incurred due to notifications, prior summons, announcements and other expenses caused by the award of the Shares or the Borrower's Shares to the awardee.

13.6	Enforcement of the Guarantees by way of an executive judicial procedure for the enforcement of monetary claims

If the Majority of the Guaranteed Creditors approve enforcement of the Pledge through an executive judicial procedure for the enforcement of monetary claims contemplated in Articles 517 et seq. of the Law of Civil Proceedings, the Parties expressly agree that, in order to exercise the action to enforce, it will be sufficient to submit this Agreement together with: (a) the certification issued by the Agent and contemplated in the above Stipulation 13.3, which will be certified by a notary public, and (b) the documents evidencing notification of the amount demandable from the Borrower and, as applicable, from the Shareholder.

The rest of the procedures must comply with the provisions of Articles 517 et seq. of the Law of Civil Proceedings.

The funds obtained through such enforcement will be applied as set forth in Stipulation 14 below.

13.7	Enforcement of the Guarantees through an extrajudicial notarial procedure

Enforcement of the Guarantees through the extrajudicial procedures contemplated in Article 1872 of the Civil Code will abide by the following rules set forth in this Stipulation.

13.7.1	Authorized notary. The authorized notary will be the Notary of the Illustrious Association of Madrid that designates the Agent.

13.7.2	Announcement of enforcement of the Guarantees through a public auction. The announcement of disposal of the Shares, the Borrower's Shares or the pledged credit rights in a public auction will be made at least twenty (20) days before it is held.

The announcement will be published through one or several edicts, and, at the Agent's request, depending on the nature and value of the Shares, the Borrower's Shares or the credit rights to be auctioned off, in one of the daily newspapers with highest circulation in Madrid. The Borrower and/or the Shareholder will be personally notified.

Together with the date, time and place where it will be held, the edict will indicate the conditions of the auction, as set forth in the Stipulations below, and such information and circumstances as are important for the success of the auction.

When the announcement is made through a newspaper, the Shares, the Borrower's Shares or the credit rights to be auctioned off will be identified and the date, time and place where the auction will be held will be indicated (both in the first and successive notices of auction), as will the place(s) where the edicts are published or such information and circumstances as are pertinent for the success of the auction. The Notary authorized to direct the auction will also be authorized to take any measure aimed at ensuring advertising of the auction.

13.7.3	Absence of delay due to disagreement of the Borrower and/or the Shareholder. Disagreement of the Borrower and/or the Shareholder on the demandability, breach or amount of the Guaranteed Obligations settled by the Agent on behalf of the Guaranteed Creditors when requesting enforcement of the Guarantees may not prevent or delay the enforcement, which will definitely be carried out according to the statement of the Guaranteed Creditors. The enforcement will not be interrupted unless there is a firm and/or executive order issued by a judicial authority having competent jurisdiction.

13.7.4	Deposit by bidders. In order to take part in the auction, at least two (2) Working Days in advance the bidders must deposit an amount equal to twenty percent (20%) of the minimum auction bid, in cash or with a bank check, at the place where it is to be held. Non-awardee bidders will be reimbursed the deposit made to take part in the auction within a period of three (3) Working Days after the auction is held.

13.7.5	Right of the Guaranteed Creditors to bid in the auctions. The Guaranteed Creditors may take part in the auction and may improve their bids without the need to deposit any amount whatsoever.

In any situation in which more than one bidder takes part, open bidding will be held for a period of thirty (30) minutes.

13.7.6	Successive auctions and minimum bids by the bidders. At the first auction, bids by the bidders below ninety-five percent (95%) of the minimum auction bid will not be entertained. If there is no bidder in the first auction that complies with such conditions, a second auction will be held twenty (20) days later at the same place, with a reduction of twenty-five (25%) of the initial minimum bid. At such second auction, bids below ninety-five percent (95%) of the minimum auction bid will not be entertained. If there is no award in this second auction, a third auction may be held twenty (20) days later, at the same place and with no minimum auction bid.

13.7.7	Acquisition by the Guaranteed Creditors in case of auctions that are set aside. If at the third auction there is still no bidder, after a decision made by all the Guaranteed Creditors, each of the Guaranteed Creditors may become owner of the Shares, Borrower's Shares or credit rights auctioned off in proportion to its respective share of the Guaranteed Obligations and will provide a discharge of its entire credit.

For purposes of exercising this right, it is established that the portion of the Shares, the Borrower's Shares or credit rights auctioned off to which each Guaranteed

Creditor has the right will match the share that each Guaranteed Creditor has in the Guaranteed Obligations.

13.7.8	Award. The Shares, Borrower's Shares or credit rights auctioned off will be awarded to the best bidder, if any, that complies with the stipulated conditions. In this case, the deposit to take part in the auction will be kept as payment toward the price, and the rest must be satisfied in a period of seven (7) days. If it fails to do so, the bidder will lose the amount deposited in benefit of the final settlement to the Borrower.

13.7.9	Distribution of the amount of the sale. The amount obtained from enforcement of the Pledges must be distributed among the Guaranteed Creditors according to the provisions of Stipulation 14 below.

13.7.10	Preservation of rights by the Guaranteed Creditors. The Guaranteed Creditors will preserve all rights and actions against the Borrower for the part of the Guaranteed Obligations that has not been satisfied because of enforcement of the Shares, Borrower's Shares or credit rights auctioned off in the following cases:

(i) the proceeds from the enforcement are less than the total amount of the unpaid Guaranteed Obligations, or, in particular,

(ii) any of the Guaranteed Creditors bid according to what is permitted by the above Stipulation 13.7.5, become the awardee of the Shares, the Borrower's Shares or credit rights auctioned off and the auction price is lower than the total amount of the unpaid Guaranteed Obligations.

If the auction price is lower than the share of the awardee Guaranteed Creditor in the Guaranteed Obligations, the latter will preserve all rights and actions against the Borrower for the part of its share that is unpaid.

13.7.11	Execution of documents in favor of the awardee. Once the Guaranteed Creditors receive the entire price or, as applicable, the part thereof belonging to them, the pertinent documents in favor of the awardee will be executed before a Notary Public. For that purpose, the Borrower and the Shareholder irrevocably authorize the Agent to execute and sign in their name such public documents as are necessary, including in the case of self-hiring, all of them with the broadest powers.

13.7.12	Supplementary provisions and the Notary’s discretion. The parties agree to submit to whatever the certifying Notary decides relating to the procedure to be followed for extrajudicial enforcement of the pledge for all matters not contemplated in this Stipulation 13.7.

13.8	Judicial enforcement of the pledge over the Shares and/or the Borrower's Shares through a specialized entity.

For purposes of the provisions of Article 641 of the Law of Civil Proceedings and given the nature of the Shares and the Borrower's Shares, the Borrower and the Shareholder give their consent so that the Majority of the Guaranteed Creditors will decide to enforce the pledge over the Shares and/or over the Borrower's Shares by its performance through a specialized entity subject to the following rules.

	(i)	Selection of the specialized person or entity. The Agent will designate a consulting or mediation firm specializing in the purchase and sale of companies, with national or international prestige, and the latter will have accepted the entrustment in accordance with the procedures set forth in Stipulation 13.9.2 (i).

	(ii)	Due Diligence and sales book. If, in the specialized entity's opinion, it is necessary, it will take charge of or prepare on its own a report of due diligence or prior investigation on the situation of ENDESA and the Shares and/or on the situation of the Borrower and the Borrower's Shares in an informational “sales book” according to the customary terms followed in operations for the sale of companies.

	(iii)	Alternative advertising. If the specialized entity feels that indiscriminate advertising of the sale would seriously harm the value of the Shares and/or the Borrower's Shares, such advertising will not be made and will be replaced with a personal written invitation to a sufficient number of potential buyers, including persons that may be requested by the Borrower and/or the Shareholder.

	(iv)	Information and legal terms. As applicable, the persons invited to bid will receive the due diligence report and “sales book” indicated in paragraph (ii), as well as the legal terms of the operation, which will be those customary for the purchase and sale of companies.

	(v)	Reception of bids and award. The specialized entity will collect firm and unconditional bids for the purchase of the Shares and/or the Borrower's Shares, and they will be awarded to the bid that is most advantageous to the Borrower and/or Shareholder, as the case may be.

	(vi)	Bids by the Guaranteed Creditors. The Guaranteed Creditors may also make bids.

	(vii)	Free price. The provisions of Article 641.3 of the Law of Civil Proceedings will not be applicable to the minimum price of fifty percent (50%) of the appraisal.

	(viii)	The specialized entity's surety bond. The specialized entity is not required to provide a surety bond except for the amount of its fees collected in advance, as applicable.

	(ix)	Supplementary provisions. For all matters not expressly contemplated above, the procedure for performance through a specialized entity will be governed by the provisions of Section 4 from Chapter IV of Title VI of Book 3 of the Law of Civil Proceedings and, absent that, by the customs in the sale of companies and according to the prudent criterion of the participating notary, or as decided by the Court, as the case may be.

(x)	Packages. The enforcement may apply to all the Shares or packages from the same.

The above-referenced procedure may be applied by the Guaranteed Creditors to enforce any of the Guarantees over shares, without the involvement of a public official or notary public, pursuant to Article 11.4 from RD 5/2005.

13.9	Enforcement of the pledge over the Shares and/or Borrower's Shares through appropriation.

If the Guaranteed Creditors, acting unanimously, approve enforcement of the pledge over the Shares and/or over the Borrower's Shares through the procedure of appropriation contemplated in Article 11.2 from RD 5/2005, the rules established in this Stipulation will apply.

	13.9.1	Acquisition of full ownership of the Shares and/or the Borrower's Shares. For and on behalf of the Lenders, the Agent will serve the Shareholder or the Borrower, as applicable, through a notarial notification record, with a certification indicating:

(i) the existence of grounds for early termination of the Financing Agreement and the enforcement decision made by the Majority of the Lenders, and

(ii) the balance resulting from the settlement, that such balance matches the one appearing in the account indicated in the above Stipulation 13.3.3 and that the debt has been settled in the manner stipulated in this Agreement.

In connection with the Borrower's Shares, because the Title is already in the Agent's possession, and for purposes of Article 1463 of the Civil Code, the Parties agree that execution of the aforementioned notarial record will be sufficient title for conveyance of ownership in favor of the Lenders.

In connection with ENDESA's Shares and by virtue of Article 11 of the Law of the Securities Market, registration in the registry of book entries in favor of the Lenders will be sufficient title for conveyance of the ownership in favor of the Lenders.

Upon the award of ownership of ENDESA's Shares or the Borrower's Shares, the Lenders will issue the firmest discharge with respect to the Guaranteed Financing Obligations.

13.9.2	Valuation of the Shares and/or the Borrower's Shares through a specialized entity. The Shares and/or Borrower's Shares will be the object of a valuation by a specialized entity subject to the following terms:

(i) Selection of the specialized entity. The Borrower will designate an investment bank or a consulting or mediation firm specializing in the purchase and sale of companies, with national or international prestige (which may not be an affiliate of any of the Lenders) from among the four (4) proposed by the Agent within a period of ten (10) Working Days from submission of the proposal. If that period expires and the Borrower has not designated the entity from among those proposed by the Agent, the Agent will designate such entity and the latter must have accepted the entrustment. The valuation to be performed by this specialized entity must in all cases comply with the provisions of Article 13 from Royal Decree 5/2005.

(ii) Costs of the valuation. The fees and other expenses incurred in favor of the specialized agency in charge of valuating the Shares and/or the Borrower's Shares will be directly assumed by the Borrower.

(iii) Valuation of the Shares. Free price. The provisions of the above Stipulation 8.5 as to the appraisal will not be applicable, and there will be no minimum price for the award. The valuation to be performed must in all cases comply with the provisions of Article 13 from Royal Decree 5/2005.

13.9.3	Award of the Shares and/or the Borrower's Shares. The Shares and/or Borrower's Shares will belong to the Lenders, on a joint ownership basis (or a regular pro indiviso), and in proportion to the share of each of them in the Financing Agreement.

13.9.4	Execution of documents in favor of the Guaranteed Creditors. The pertinent documents in favor of the Guaranteed Creditors will be executed before the Notary Public designated by the Majority of the Lenders. For that purpose, the Borrower and the Shareholder irrevocably authorize the Agent to execute and sign on their behalf such public documents as are necessary, according to the terms that the Agent deems proper and provided they do not contradict the stipulations of the present Agreement, all that with the broadest powers. The power of attorney executed expressly contemplates the possibility of self-hiring of the attorneys-in-fact.

13.9.5	Delivery of the remainder to the Borrower or Shareholder. If the value awarded to the Shares by the specialized entity is higher than the total amount of the Guaranteed Obligations, the Agent will deduct the court costs and expenses incurred to enforce the pledge through valuation of the Shares and will calculate the remainder to be delivered to the Borrower and the share to which each of the Guaranteed Creditors is entitled, according to its respective share of the Guaranteed Obligations.

If the value awarded to the Borrower's Shares by the specialized entity is higher than the total amount of the Guaranteed Obligations, the Agent will deduct the legal costs and expenses incurred to enforce the pledge through valuation of the Borrower's Shares and will calculate the remainder to be delivered to the Shareholder and the share to which each of the Guaranteed Creditors is entitled, according to its respective share of the Guaranteed Obligations.

The liability of the Guaranteed Creditors to the Borrower or, as applicable, the Shareholder, will be joint, and each of the Creditors will be liable only for its share of the remainder, according to its share of the Guaranteed Obligations.

13.10	Enforcement of the pledge over the Shares through the procedure set forth in Article 322 of the Code of Commerce or Article 12 from RD 5/2005

If the Majority of the Guaranteed Creditors approves enforcement of the pledge over ENDESA's Shares through the procedures set forth in Article 322 of the Code of Commerce or the one established in Article 12 from RD 5/2005, the rules set forth in this Stipulation will apply:

(i) Any of such procedures may be started within a period of fifteen (15) days counted from adoption of the enforcement decision by the Majority of the Guaranteed Creditors.

(ii) The Parties declare that the early termination of the Financing Agreement is considered “termination of the loan term” for purposes of Article 322 of the Code of Commerce and Article 12 from RD 5/2005.

(iii) The funds obtained through such enforcement will be applied as set forth in Stipulation 14 below.

14.	DISTRIBUTION OF THE PROCEEDS FROM ENFORCEMENT OF THE GUARANTEES

The following rules will apply to the modes of enforcement of the Guarantees regulated in the above Stipulation 13 except for the one regulated in the above Stipulation 13.9, which will be governed by its own terms.

14.1	Participation of all the Guaranteed Creditors in the proceeds from enforcement of all the Guarantees

All the Guaranteed Creditors give their express consent to share the proceeds from enforcement of all the Guarantees prorated according to their share of the Guaranteed Obligations, determined by the Agent pursuant to the above section 13.3.

14.2 Proceeds higher than the amount of the Guaranteed Obligations

If the amount from the sale of the Shares, the Borrower's Shares and the remainder obtained from enforcement of the pledge or the credit rights auctioned off is higher than the total amount of the unpaid Guaranteed Obligations, such amount will be applied in the following order of priority.

(i)	Payment of legal costs and expenses incurred in order to enforce the Guarantees.

(ii)	Full payment of the Guaranteed Obligations according to the order of attribution of payments established in Stipulation 22.3 of the Financing Agreement, in the Interest Rate Hedge Agreements (as applicable), and in applicable Legislation.

(iii)	Delivery of the remainder to the Borrower or the Shareholder, as applicable.

14.3 Proceeds lower than the amount of the Guaranteed Obligations. Prorating

If the amount from the sale of the Shares, the Borrower's Shares and the remainder obtained from enforcement of the pledge or the credit rights auctioned off is lower than the total amount of the unpaid Guaranteed Obligations, such amount will be applied in the following order of priority.

(i)	Payment of legal costs and expenses incurred in order to enforce the Guarantees.

(ii)	Partial payment of the Guaranteed Obligations, prorated according to the respective shares of each Guaranteed Creditor therein. For that purpose, each Guaranteed Creditor will have the right to the amount resulting from multiplying the proceeds from enforcement of the Guarantees by the percentage of its share in the Guaranteed Obligations.

The amount obtained for each Guaranteed Creditor will be distributed according to the order of attribution of payments established in Stipulation 22.3 of the Financing Agreement, the Interest Rate Hedge Agreements (if applicable) and applicable Legislation.

Until full satisfaction of the Guaranteed Obligations, the Guaranteed Creditors will make available to the Agent any amount that, in payment of the obligations under the Financing Agreement or the Interest Rate Hedge Agreements, once these are terminated early, they receive from the Borrower or for enforcement of any right, the effective date being the day following its reception, for its distribution among the Guaranteed Creditors in accordance with the rules contemplated in the present Agreement.

In particular, the Agent, as the custodian of the Credit Account in the Checking Account and the Main Account, must make available to all the Guaranteed Creditors any amounts that, in the course of enforcing any of the Guarantees or because of such enforcement, could be deposited in such accounts.

15. CANCELLATION OF THE GUARANTEES

Each of the Guarantees will be canceled once all the Guaranteed Obligations have been fully fulfilled. At the Borrower's expense and within fifteen (15) Working Days following receipt of a written request from the Borrower for that purpose, the Guaranteed Creditors will execute any public documents necessary to cancel the Guarantees.

16.	DOMICILES FOR THE PURPOSE OF NOTIFICATIONS

16.1	Notifications
For purposes of communications, unless otherwise expressly stipulated in the present
Agreement, any means that allows having proof of sending and receiving may be used. The duty to notify will be considered performed through the receipt, sufficiently in advance in each case, of a certified letter with acknowledgment of receipt or a telegram with acknowledgment of receipt addressed to the respective domiciles indicated below or in case of an emergency, of a telefax sent to the numbers indicated. In addition, in this last case, they must be confirmed through other written means within the next five (5) days.

Any change or modification to the domiciles or numbers indicated in the next section will be communicated to the Agent, who will give notification of the same to the rest of the Parties through any of the means indicated above. Such change or modification will not be effective until the Agent acknowledges receipt of such change or modification.

16.2	Domicile and telefax numbers

As stipulated in the preceding section, for purposes of providing notices and sending or receiving notifications or communications, whether judicial or extrajudicial, the following domiciles and telefax numbers of the parties are indicated:

For the Borrower:

FINANZAS DOS, S.A

CONTACT INFORMATION

Contact for purposes of sending documentation:	Juan Gallardo / José Angel Tejero

Address to which the documentation must be sent:	Avda. Europa, 18 Parque Empresarial La Moraleja 28108 Alcobendas Madrid

Telephone:	91 663 2355

Fax:	91 663 2929

E-Mail:

  For the Shareholder:

ACCIONA, S.A.

CONTACT INFORMATION

Contact for purposes of	Juan Gallardo / José Ángel Tejero
sending documentation:

Address to which the documentation must be sent:	Avda. Europa, 18 Parque Empresarial La Moraleja 28108 Alcobendas Madrid

Telephone:	91 663 2355

Fax:	91 663 2929

E-Mail:

• For the Lenders:

                                                                               BANCO SANTANDER CENTRAL HISPANO, S.A.
DOCUMENTATION

Contact for purposes of	Raúl Osuna Menéndez / Inés García Revilla
sending documentation:

Address to which the	Área Soluciones de Financiación (Financial Solutions Section)
documentation must be	Ciudad Grupo Santander
sent:	Edificio Amazonia 2ª Planta
28660 Boadilla del Monte (Madrid)

Telephone:	91 289 12 59 / 91 289 31 88

Fax:	91 257 16 17

E-Mail:	rosuna@gruposantander.com / inegarcia@gruposantander.com

CONTACTS FOR OPERATING MATTERS

Name:	José Manuel Llorente / Pedro de Miguel / Maribel Centeno

Address:	Ciudad Grupo Santander, Edificio Marisma Planta Baja
28660 Boadilla del Monte – Madrid

Telephone:	91 289 30 12 / 91 289 30 13 / 91 289 47 89

Fax:	91 257 11 64 / 91 257 11 65 / 91 257 10 86 / 91 257 16 36

E-Mail:	Backofficesindicados.madrid@sinvest.es
josmllorente@gruposantander.com
micenteno@gruposantander.com

PAYMENT AND COLLECTION DETAILS IN EUROS

Name of Entity:	Banco Santander Central Hispano S.A.

SWIFT Code	BSCHESMM

Wire	0049
Transfers/International
Bank Transfers

                                                                                      BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
DOCUMENTATION

Contact for purposes of	Iñigo Solaun Gonzalez / Celina Carvajal Fernandez
sending documentation:

Address to which the	Calle Alcalá, 16 – 4º, 28014 Madrid, Spain
documentation must be
sent:

Telephone:	91-374-73-74 / 91-537-83-14

Fax:	91-537-05-66

E-Mail:	inigo.solaun@grupobbva,com / ccarvajal@grupobbva.com

CONTACTS FOR OPERATING MATTERS

Name:	Javier Granero / María González

Address:	BBVA – Administración Mercado de Capitales (Shares Market Administration)

Vía de los Poblados s/n, 4º Planta
28033 Madrid, Spain

Telephone:	91-374-73-74 / 91-537-83-14

Fax:	91-374-41-40 / 91-537-09-47

E-Mail:	jgranero@grupobbva.com / mdgonzalez@grupobbva.com /

PAYMENT AND COLLECTION DETAILS IN EUROS

Name of Entity: Account Number WireTransfers/International Bank Transfers:	BANCO BILBAO VIZCAYA ARGENTARIA, S.A. 0182

SWIFT Code	BBVAESMM
BNP PARIBAS, Branch located in Spain
DOCUMENTATION
Contact for purposes of sending documentation: Address to which the documentation must be sent: Telephone: Fax: E-Mail:

Jose Gefaell / Jose Serrano-Suñer / Carolina Torres

Calle Ribera del Loira 28, 4ª planta Madrid 28042

91 388 80 25 / 80 26 / 80 38

91 388 80 50

Jose.gefaell@bnpparibas.com / Jose-serrano-suner@bnpparibas.com /
Carolina.torres@bnpparibas.com

CONTACTS FOR OPERATING MATTERS

Name: Address: Telephone: Fax: E-Mail:	Alberto Sanchez / Elena García Juarez Ribera del Loira, 28 2ª PLANTA 28042 MADRID 91 388 80 25 / 80 26 / 80 38 91 388 80 99 Alberto.sanchez@bnpparibas.com Elena.garciajuarez@bnpparibas.com

PAYMENT AND COLLECTION DETAILS IN EUROS

Name of Entity: Account Number WireTransfers/International Bank Transfers: SWIFT Code	BNP PARIBAS SUCURSAL EN ESPAÑA 0149 BNPAESMS

CALYON, Branch located in Spain
DOCUMENTATION

Contact for purposes of	Rolando Menor Aguilera / Isabel López Fernández
sending documentation:

Address to which the	Paseo de la Castellana, número 1
documentation must be
sent:

Telephone:	91.432.75.85

Fax:	91.432.75.08

E-Mail:	isabel.lopez@es.calyon.com

CONTACTS FOR OPERATING MATTERS

Name:	María Teresa García García / Ana Isabel Avila Tobar

Address:

Telephone:	91.432.73.85 / 91.432.72.75

Fax:	91.432.73.85 / 91.432.72.75

E-Mail:	maite.garcia@es.calyon.com

PAYMENT AND COLLECTION DETAILS IN EUROS

Name of Entity:	Calyon, Branch located in Spain

Account Number	0154 0001 95 9999999100

SWIFT Code	BSUIESMM

THE ROYAL BANK OF SCOTLAND PLC
DOCUMENTATION

Contact for purposes of	Lucia Rodríguez Bartolomé
sending documentation:

Address to which the	Edificio Serrano 49, C/ José Ortega y Gasset, 7, 28006 Madrid
documentation must be

sent:

Telephone:	+34 91 438 5175

Fax:	+34 91 438 5307

E-Mail:	Lucia.rodriguez-bartolome@rbos.com

CONTACTS FOR OPERATING MATTERS

Name:	Henny de Lathauwer

Address:	Edificio Serrano 49, C/ José Ortega y Gasset, 7, 28006 Madrid

Telephone:	+34 91 438 5129

Fax:	+34 91 438 5307

E-Mail:	Henny.delathauwer@rbos.com / RBSMadrid-
MiddleOffice@rbos.com

For operating matters, please always copy:

Name:	Georgina Chave

Address:	2 ½ Devonshire Square London, EC2M 4BB

Telephone:	+44 207 672 6340

Fax:	+44 207 615 0153

E-Mail:	Georgina.chave@rbos.com
GBMLendingOpsEuropeanCommercial@rbos.com

PAYMENT AND COLLECTION DETAILS IN EUROS

Name of Entity:	Royal Bank of Scotland, London

Account Number
WireTransfers/International Bank
Transfers:

SWIFT Code	RBOSGB2LGL O – Royal Bank of Scotland GLO, London

IBAN (International Banking	GB29RBOS16107010091313
Account Number)

BANCA IMI S.P.A.
DOCUMENTATION

Contact for purposes of	Valentina Valente
sending documentation:	Giacomo Cerri

Address to which the	Corso Matteotti, 6 20121 Milano
documentation must be
sent:

Telephone:	+39 02 7751 2434 / +39 02 7751 2686

Fax:	+39 02 7751 2442

E-Mail:	valentina.valente@bancaimi.it / giacomo.cerri@bancaimi.it

CONTACTS FOR OPERATING MATTERS

Name:	Riccardo Lamanna

Address:	Corso Matteotti, 6 20121 Milano

Telephone:	+39 02 7751 2413

Fax:	+39 02 7751 92413

E-Mail:	riccardo.lamanna@bancaimi.it

With a Copy to:

Name:	Andrea Barbaglio

Address:	Corso Matteotti, 6 20121 Milano

Telephone:	+39 02 7751 2350

Fax:	+39 02 7751 2393

E-Mail:	andrea.barbaglio@bancaimi.it

PAYMENT AND COLLECTION DETAILS IN EUROS

Name of Entity: SWIFT Code	Banca IMI S.p.A. IMIT IT MM

                                                             NATEXIS BANQUES POPULAIRES, Branch located in Spain

DOCUMENTATION

Contact for purposes of	Ricardo Teissiere
sending documentation:

Address to which the	Paseo de Recoletos 7-9 // 28004 Madrid / Spain
documentation must be
sent:

Telephone:	34 91 837 47 54

Fax:	34 91 837 47 81

E-Mail:	Ricardo.teissiere@es.nxbp.com

CONTACTS FOR OPERATING MATTERS

Name:	Esther Campos / Karine Rodríguez

Address:	Paseo de Recoletos 7-9 // 28004 Madrid

Telephone:	34 91 837 47 25 /20

Fax:	34 91 837 47 80

E-Mail:	natexis@es.nxbp.com

PAYMENT AND COLLECTION DETAILS IN EUROS

Name of Entity:	Cuenta Tesorera BdE (BdE Treasury Account)// ESPBESMM for
international payments

BIC	BFCEESMM

IBAN	ES18 9000 0001 2000 141

Account Number	1479

17 EXPENSES AND TAXES

All expenses, taxes and fees of any type arising out of the present Agreement will be for the Borrower's account.

18 JURISDICTION

Waiving their own forum, if any, the parties to the present Agreement expressly submit to the Judgments and Courts of the city of Madrid for all matters that may arise in connection with the validity, interpretation or performance of the present Agreement.

For those procedures in which the above submission is not effective or valid, the jurisdiction will be determined according to the legal rules applicable in each case. However, in order to avoid subsequent questions and to facilitate the determination of the court having competent jurisdiction, the parties agree that the place of execution of the present Agreement will be deemed to be the place in which it was entered into; the place of performance is considered to be the one indicated for the Borrower to pay the Guaranteed Creditors the amounts that it owes them under the Guaranteed Obligations; and the domicile of each of the parties is considered to be the one corresponding to it in accordance with the above Stipulations 16.

19 APPLICABLE LAW

The present Agreement will be governed and interpreted in accordance with common Spanish legislation.

20 PUBLIC DOCUMENT

The parties also hereby raise the present Agreement to the category of a public document in a record authorized by Madrid Notary Mr. José Miguel García Lombardía so that all the amounts owed will be deemed enforceable for all purposes contemplated in Article 517.2.4 and 572 to 574 of the Law of Civil Proceedings and other applicable legal provisions.

Accepted and approved by the parties, the contents of the present Agreement as drafted, issued for one sole purpose in a single counterpart for it to be raised to the category of a public document, consisting of 35 pages of text written only on the front part, they agree to sign it only under their respective titles.

THE SIGNATURE PAGE FOLLOWS

The Shareholder For ACCIONA, S.A

/s/ Valentin Francisco Montoya Moya	/s/ Juan Gallardo Cruces
Signed: Mr. Valentín Francisco Montoya	Signed: Mr. Juan Gallardo Cruces
Moya

The Borrower,

For FINANZAS DOS, S.A
/s/ José Ángel Tejero Santos	/s/ Juan Gallardo Cruces
Signed: Mr. José Ángel Tejero Santos	Signed: Mr. Juan Gallardo Cruces

The Lenders:

For BANCO SANTANDER CENTRAL HISPANO, S.A:

/s/ Manuel Pérez Peral	/s/ Mr. Ignacio Domínguez-Adame Bozzano
Signed: Mr. Manuel Pérez Peral	Signed: Mr. Ignacio Domínguez-Adame
Bozzano

For : BNP PARIBAS, Branch located in Spain
/s/ José Gefaell Chamochin	/s/ José Serrano-Suñer de Hoyos
Signed: Mr. José Gefaell Chamochin	Signed: Mr. José Serrano-Suñer de Hoyos

For : THE ROYAL BANK OF SCOTLAND, PLC

/s/ José Maria Arana Arbide	/s/ Francisco Javier Sierra Sopranis
Signed: Mr. José Maria Arana Arbide	Signed: Mr. Francisco Javier Sierra Sopranis

For CALYON, Branch located in Spain:

/s/ Rolando Menor Aguilera	/s/ D Javier Álvarez-Rendueles Villar
Signed: Mr. Rolando Menor Aguilera	Signed: Mr. D Javier Álvarez-Rendueles Villar

For BANCO BILBAO VIZCAYA ARGENTARIA, S.A:

/s/ Fernando Vázquez de the Puerta	/s/ Juan Gortazar Sánchez-Torres
Signed: Mr. Fernando Vázquez de the Puerta	Signed: Mr. Juan Gortazar Sánchez-Torres

For BANCA IMI S.P.A.:
/s/ José Guardo Galdón
Signed: Mr. José Guardo Galdón

For NATEXIS BANQUES POPULAIRES, Branch located in Spain:

/s/ Ricardo Teissiere Carrión	/s/ José Luís Sánchez García
Signed: Mr. Ricardo Teissiere Carrión	Signed: Mr. José Luís Sánchez García